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                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
       EXHIBIT 12.01 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)
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
                                                                                     YEAR ENDED DECEMBER 31,
                                                                           2002      2001      2000     1999     1998
                                                                       -------------------------------------------------
                                                                                 (In millions, except for ratios)
FIXED CHARGES:
Interest expense, including amortization of debt issuance costs         $  51.0   $  60.2   $  65.7   $  61.7   $ 44.8
Estimated interest portion of rents                                        15.8      16.6      15.0      12.0      4.7
Capitalized interest                                                        8.2      13.2      11.9       8.5      3.8
                                                                       -------------------------------------------------

Total fixed charges as defined                                             75.0      90.0      92.6      82.2     53.3

EARNINGS:

Income from continuing operations before income tax expense               273.8     180.9     203.4     183.4      5.6
Total fixed charges as defined                                             75.0      90.0      92.6      82.2     53.3
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                      (8.2)    (13.2)    (11.9)     (8.5)    (3.8)
                                                                       -------------------------------------------------

Total earnings as defined                                               $ 340.6   $ 257.7   $ 284.1   $ 257.1   $ 55.1
                                                                       -------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                         4.54      2.86      3.07      3.13     1.03
                                                                       =================================================
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

SIX MONTHS ENDED JUNE 30, 2003
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FIXED CHARGES:
Interest expense, including amortization of debt issuance costs                          $  24.9
Estimated interest portion of rents                                                          6.2
Capitalized interest                                                                         2.6
                                                                                         -------

Total fixed charges as defined                                                           $  33.7

EARNINGS:
Income from continuing operations before income tax expense                              $ 161.5
Total fixed charges as defined                                                              33.7
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                                       (2.6)
                                                                                         -------

Total earnings as defined                                                                $ 192.6
                                                                                         -------

RATIO OF EARNINGS TO FIXED CHARGES                                                          5.72
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